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                  [Physician Support Systems, Inc. Letterhead]

FOR IMMEDIATE RELEASE

                                 Contact:
                                 David S. Geller
                                 Senior Vice President & Chief Financial Officer Physician Support Systems, Inc.
                                 (717) 653-5340

                                 Noonan/Russo Communications, Inc.
                                 (212) 696-4455
                                 Jessica Livingston (investors), ext. 229
                                 Michele M. Helm (media), ext. 225
                                 e-mail: news@noonanrusso.com

                  PHYSICIAN SUPPORT SYSTEMS ACQUIRES ALM, INC.

                    -- COMPANY ENTERS NEW GEOGRAPHIC REGION-

Mt. Joy, PA - May 22, 1996 - Physician Support Systems, Inc. (Nasdaq: PHSS) today announced it has acquired ALM, Inc., a provider of accounts receivable management and other services to hospital-based physicians. ALM's revenues for 1995 were approximately $1.8 million. Terms of the acquisition were not disclosed. Based in Kansas City, ALM will continue to be led by its present management team.

"Our acquisition of ALM introduces Physician Support Systems to an important new geographic region of the United States," said Peter Gilson, President and Chief Executive Officer of Physician Support Systems. "ALM furthers our strategy of acquiring companies with strong management teams that will continue to lead and grow the business into the future. In addition, we are continually evaluating other potential acquisitions and other opportunities to grow and strengthen Physician Support Systems."

Headquartered in Mt. Joy, Pennsylvania, Physician Support Systems, Inc. is a leading provider of business management services to hospital-based physicians, including accounts receivable, financial, administrative, strategic and information support systems.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results may differ materially as a result of risks facing the Company. These risks include the ability of PSS to grow internally or by acquisitions, political and regulatory pressures or changes, the ability of the Company to integrate acquired businesses into the PSS group of companies, competitive action by other companies, changing conditions in the healthcare industry and other risks referred to in the Company's periodic reports and registration statement filed with the Securities and Exchange Commission.

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